Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution
     DALLAS, TEXAS, February 4, 2009 — U.S. Trust, as trustee of Williams Coal Seam Gas Royalty Trust (NYSE: WTU), today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.113811 per unit, payable February 27, 2009 to unitholders of record on February 17, 2009.
     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”).
     The distribution per unit decreased from $0.755888 to $0.113811 per unit due to the inclusion of $.357338 per unit relating to a true-up adjustment of $3,466,138 to the Federal unit expansion previously paid in last quarter’s distribution and to lower prices for natural gas during the fourth quarter of 2008.
     WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 4.3 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 15.7 TBtu during the preceding period. Approximately 10.7 TBtu was associated with the above-mentioned unit expansion which dated from December 1994 through December 2006. When prior period adjustments are excluded, production in the current quarter for the original wells was 2.8 TBtu compared to 2.9 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $1.88 per MMBtu as compared to $2.60 per MMBtu for previous quarter.
     WPC also reported approximately 447 infill wells have been drilled and of those, 433 wells are producing as of 12/31/2008, and are now in “pay” status to the Trust as of early June 2008. Production attributable to the infill wells was 1.6 TBtu. In accordance with the original conveyance, the Trust is entitled to only 20% of the net-profit interests from these wells as opposed to the 60% of the original producing wells. These wells contributed approximately $.020146 per unit to this quarter’s distribution.
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     The 2008 tax information packets are expected mailing directly to unitholders in early, and through, mid-March. A copy of the 2008 Tax Information booklet will be posted on the Trust website by March 1st.
     For additional information, including the latest financial reports on Williams Coal Seam Gas Royalty Trust, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
     Ron E. Hooper, Senior Vice President
     U.S. Trust, Bank of America Private Wealth Managment, Trustee
     1.800.365.6544